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                                                                   EXHIBIT 23.11


                         [DELOITTE & TOUCHE LETTERHEAD]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by referencing in this Registration Statement of AIMCO Properties, L.P. on Form S-4 of our reports dated February 17, 1998 (March 17, 1998 with respect to Note 6), on the financial statements of Cedar Tree Investors Limited Partnership and Wingfield Investors Limited Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and to the reference to Deloitte & Touche LLP under the headings "Selected Financial Information" and "Experts" in the Prospectus which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Greenville, South Carolina
October 2, 1998